Exhibit 4.2(g)

“CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION.  CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.”

RESEARCH AND DEVELOPMENT OPTION AGREEMENT

Made on	30 August 2004

BETWEEN	AUTOGEN RESEARCH PTY LTD ACN 074 636 847 of Pigdons Road, Waurn Ponds, in the State of Victoria, Australia
(‘Chemgenex’)

AND	VERNALIS (R & D) LIMITED of Oakdene Court, 613 Reading Road, Winnersh, United Kingdom
(‘Vernalis’)

BACKGROUND

A.           Vernalis is a British biotechnology company with strengths across the drug discovery and development value chain. In addition to its successful development and marketing of frovatriptan, the company maintains research programmes exploiting its structure based drug discovery and CNS biology capabilities, investigating the potential of a variety of novel molecules and targets in the fields of oncology, obesity, inflammation and depression.

B.            Vernalis has agreed to partner, in accordance with the terms of this research and development option agreement, the Chemgenex research programme for the discovery and validation of novel genes and proteins involved in depression and anxiety, the product of these genes being able to be used as therapeutic agents or as a target for drug discovery.

C.            It is clearly understood that should Vernalis wish to expand this partnership beyond the terms of this research and development option agreement the parties will negotiate in good faith to develop an appropriate license and collaboration agreement to cover an expanded research partnership.

OPERATIVE PROVISIONS

1.             DEFINITIONS

In this Agreement, except to the extent the context otherwise requires:

‘Agreement’ means this agreement and any and all schedules as may be varied from time to time in accordance with this agreement.

‘Affiliate’ means any company, partnership or other business entity which Controls, is Controlled by or is under common Control with, either Party.

‘Chemgenex IP’ means background Intellectual Property Rights and Know How and Materials pertaining to the Licensed Field that Chemgenex has developed or which it owns or is licensed to use prior to the Commencement Date;

‘Commencement Date’ means the date on which the Services will commence, as specified in Schedule 1;

‘Competent Authority’ means any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person, (whether autonomous or not) of any government of any country having jurisdiction over any activities contemplated by this Agreement or Parties.

‘Confidential Information’ in the case of obligations on Vernalis Confidential Information shall mean Chemgenex IP, in the case of obligations on Chemgenex Confidential Information shall mean Vernalis IP and Vernalis Materials and in the case of both Vernalis and Chemgenex Confidential Information shall mean Results, Programme Intellectual Property and all trade secrets and confidential information relating to the business affairs or finances of the other Party supplied or otherwise made available or coming into possession of the other party in relation to the performance of this Agreement and the terms of this Agreement.

‘Control’ means the ownership either directly or indirectly of more than 50% of the issued share capital or any comparable equity or ownership interest with respect to a business entity or the legal power to direct or cause the direction of the general management and policies of the Party in question.

‘Documents’ means reports, notes, charts, computations, analyses, recordings, books, tapes, discs, computer programmes, samples of material, written data and any other media on which Know How can be permanently stored.

‘Extended Term’ means 6 months commencing on the conclusion of the Initial Term;

‘Force Majeure’ means a circumstance beyond the reasonable control of the Parties which results in a Party being unable to observe or perform on time an obligation under this Agreement.  Such circumstances shall include but shall not be limited to:

(a)           acts of God, lightning strikes, earthquakes, floods, storms, explosions, fires and any natural disaster;

(b)           acts of war, acts of public enemies, terrorism, riots, civil commotion, malicious damage, sabotage and revolution; and

(c)           strikes;

‘Know How’ means all technical and other information which is not in the public domain, including information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, inventions, methods, models, assays, plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, data analyses, reports, manufacturing data or summaries and information contained in submissions to and information from ethical committees and regulatory authorities.  Know How includes Documents containing Know How, including but not limited to any rights including trade secrets, copyright, database or design rights protecting such Know How.  The fact that an item is known to the public shall not be taken to preclude the possibility that a compilation including the item, and/or a development relating to the item, is not known to the public.

‘Initial Term’ means the period 6 months from the Commencement Date;

‘Intellectual Property Rights’ includes:

(a)           any rights in or relating to an invention;

(b)           copyright, trade mark, design, patent, semiconductor,  circuit layout and/or plant breeders’ rights;

(c)           trade, business, company and/or domain names;

(d)           any right to have Confidential Information kept confidential;

(e)           Know How and/or

(f)            other similar proprietary rights,

or any rights to registration of such rights existing anywhere in the world, whether created before, on or after the date of this Agreement.

‘Legal Requirement’ means any present or future law, regulation, directive, instruction, direction or rule of any Competent Authority from time to time in force.

‘Licensed Field’ means the field of human therapeutic applications for the treatment or prevention of depression and/or anxiety disorders including without limitation obsessive compulsive disorders and any other disorders in which SSRI (selective serotonin reuptake inhibitors) are effective.

‘License and Collaboration Agreement’ means a future contract pursuant to which Vernalis has the exclusive right to develop, use and otherwise exploit the Results and the Programme Intellectual Property beyond the Extended Term;

‘Materials’ means any biological or chemical substance including any;

(a)           organic or inorganic element;

(b)           nucleotide or nucleotide sequence including DNA and RNA sequences;

(c)           gene;

(d)           protein including any peptide or amino acid sequence, enzyme, antibody or protein conferring targeting properties and any fragment of a protein or a peptide enzyme or antibody;

(e)           drug or pro-drug;

(f)            assay or reagent;

(g)           data for the deivation of molecular structures including NMR spectra, X Ray diffraction patterns and other primary experimental information assignments and other calculations required for determination of the structure, and co-ordinates of the derived molecular structure;

(h)           computer programmes or algorithms.

‘Option’ means the right granted to Vernalis to exclusively negotiate the Licence and Collaboration Agreement under clause 3.1.

‘Party’ means either Chemgenex or Vernalis as the context dictates;

‘Payment #1’ means the GB£[*] payment to be made by Vernalis to Chemgenex pursuant to clause 4.1;

‘Payment #2’ means the  GB£[*] payment to be made by Vernalis to Chemgenex pursuant to clause 4.2;

‘Programme’ means the programme described at Schedule 2;

‘Programme Intellectual Property’ means any and all Intellectual Property Rights subsisting in the Results

‘Results’ means all Know How, Materials and Documents created, resulting from or arising in the course of carrying out the Programme or the Services.

‘Schedule’ means a Schedule to this Agreement;

‘Services’ means the research and development services to be provided by or on behalf of Chemgenex as specified in Schedule 2 as may be amended from time to time pursuant to this Agreement

‘Vernalis IP’ means background Intellectual Property Rights and Know How pertaining to the Licensed Field that Vernalis has developed prior to the Commencement Date and all Vernalis Materials;

‘Vernalis Materials’ means those Materials owned by Vernalis that may be supplied to Chemgenex under this Agreement.

2.             SERVICES

2.1           Chemgenex shall provide the Services exclusively to Vernalis for the Initial Term and for the Extended Term, subject to the provisions of clause 2.2, on the terms of this Agreement.  For the avoidance of doubt Chemgenex shall in provision of the Services achieve those milestones set out in Schedule 2, as such milestones may be varied or amended in accordance with the decisions of the Research Committee, in respect of the relevant term.

2.2           Vernalis may require and Chemgenex shall be obliged to provide the Services for the Extended Term on the provision by Vernalis of written notice to Chemgenex no later than 7 days prior to expiry of the Initial Term that it wishes to extend the provision of Services pursuant to this clause of the Agreement.  In the event that Vernalis does not exercise its right to extend the provision of the Services for the Extended Term, the provisions of Clause 9.4 shall apply.

2.3           Chemgenex shall perform the Services during the Initial Term, and if relevant, the Extended Term;

(a)           in a good scientific manner and with reasonable skill and diligence;

(b)           in accordance with all relevant Legal Requirements and shall be responsible for obtaining all necessary approvals therefore from any Regulatory Authority or applicable Competent Authority

(c)           keep or cause to be kept detailed written laboratory notebooks and other records and reports of the Results and progress of the Programme and the Services (including in sufficient detail for patent purposes);

(d)           but otherwise, shall exercise its independent discretion as to the most appropriate and effective manner of providing the Services.

2.4           In the event that Vernalis agrees to provide to Chemgenex any Vernalis Materials, Chemgenex agrees that such materials will be provided under terms of a separate material transfer agreement with Vernalis.

2.5           Chemgenex agrees to promptly disclose to Vernalis and provide Vernalis with access to all Results and Programme Intellectual Property generated during or arising out of the Programme and the Services and Vernalis shall have the right to make copies of all such Results and Programme Intellectual Property as it may require.

3.             OPTION

3.1           Chemgenex hereby grants to Vernalis an irrevocable exclusive option (“Option”) to negotiate in good faith a Licence and Collaboration Agreement which will govern the terms of the future relationship of the Parties and will include terms relating to, but not limited to:

(a)           the grant to Vernalis of an exclusive sub-licensable world-wide licence under Chemgenex’s interest in the Programme Intellectual Property and Results and Chemgenex IP to develop, use and otherwise exploit and commercialise the Programme Intellectual Property and the Results;

(b)           timing and quantum of milestone payments;

(c)           royalty share on products;

(d)           IP protection costs and rights; and

(e)           Pro forma licence agreements

3.2           Vernalis may exercise the Option from the date of expiry of the Extended Term and for a period of [*] days thereafter (“The Option Period”).  For the avoidance of doubt, the Option shall not be exercisable by Vernalis if Vernalis has not exercised its right to extend the provision of Services under this Agreement for the Extended Term.

3.3           In consideration of the grant of the Option, Vernalis shall pay to Chemgenex [*] pounds (£[*]) on the date of exercise of the Option and a further [*] pounds (£[*]) on the date of execution of the License and Collaboration Agreement.

3.4           In the event;

3.4.1        that the Parties acting reasonably and with good faith have not executed a Licence and Collaboration Agreement within eighteen (18) months of the end of the Extended Term; or;

3.4.2        Vernalis does not exercise its Option during the Option Period;

the Parties shall negotiate in good faith the terms of a licence to Chemgenex of Vernalis’ joint interest in the Results and Programme Intellectual Property.  For the avoidance of doubt, unless and until the Parties agree on the definitive terms of such licence, Chemgenex shall have no right to use, licence or otherwise exploit in any way the Results or the Programme Intellectual Property without Vernalis’ prior written consent except to the extent required to perform the Services in accordance with this Agreement.

4.             PAYMENT

4.1           Vernalis shall make Payment #1 to Chemgenex within 30 days of the date of an invoice from Chemgenex raised on or after the Commencement Date.

4.2           If Vernalis exercises its right to extend the provision of Services under this Agreement for the Exteneded Term under Clause 2 it must make Payment #2 within 30 days of the date of an invoice from Chemgenex raised on or after 32 weeks of the Commencement Date.

4.3           The Payments are exclusive of taxes, duties and charges imposed or levied in Australia or overseas in connection with the Services.  Without limiting the foregoing, Vernalis shall be liable for any new taxes, duties or charges imposed subsequent to the Commencement Date in respect of this Agreement.   Chemgenex shall provide to Vernalis all such assistance requested by Vernalis in reclaiming, minimising or avoiding payment of any such taxes, duties or charges paid or payable by Vernalis.

5.             LAWFUL DIRECTIONS

5.1           In the discharge of its duties Chemgenex shall comply with all reasonable resolutions, regulations and directions of Vernalis as may lawfully be given from time to time as to the nature and scope of the Services to be provided.

5.2           Nothing in clause 5.1 shall affect Chemgenex’s right to exercise its own judgement and to utilise its skills as it considers most appropriate in order to achieve compliance with the said resolutions, regulations and directions or otherwise to comply with its obligations under this Agreement.

6.             RESEARCH COMMITTEE

6.1           The Parties agree to establish not later than 14 days after the Commencement Date, a joint research committee (‘Research Committee’) to oversee the progress of the Programme and Services.

6.2           The Research Committee will be comprised of the following participants:

(a)           two representatives of Chemgenex, being the Chief Executive Officer and the Senior Director of Research and

(b)           two representatives of Vernalis, being Director of Research and a senior Vernalis scientist.

Each Party will use reasonable endeavours to achieve continuity of representation on the Research Committee, but shall be entitled, on prior written notice to the other to replace its representative with a person acceptable to the other Party acting reasonably.  The quorum for meetings of the Research Committee shall be 2 representatives provided that there is one representative from each of Vernalis and Chemgenex.

6.3           The purpose of the Research Committee will be to monitor the Programme, discuss and agree the nature and scope of the Services, and to make decisions in relation to the patenting of inventions forming part of the Results.  Except as regards variations or additions to the Services, the Research Committee shall have no power to vary this Agreement except in accordance with Clause 19.

6.4           The Research Committee will meet on a monthly basis by videoconference and on a quarterly basis by face-to-face meetings, unless otherwise agreed between the Parties.  Face to face meetings will alternate between the Parties respective premises and each Party shall be responsible for all of its own expenses of attending and participating in the Research Committee.

6.5           Minutes of each meeting shall be prepared and issued within thirty (30) days thereafter and responsibility for preparing such minutes shall alternate between the Party’s representatives.  Minutes shall not be deemed to be finalised until the Party’s representative who did not prepare such minutes reviews and confirms the accuracy of the minute in writing.  Chemgenex will produce a quarterly report detailing Results and progress of the Services to be issued within 14 days prior to each of the aforementioned quarterly face-to-face meetings.

6.6           If unanimous agreement cannot be reached by the Research Committee within ten (10) days, either Party may, on giving notice to the other, refer the matter in dispute to the Chief Executive Officers of each of the Parties who shall work in good faith to try to resolve such dispute.

7.             CONSULTANT’S STATUS

7.1           Chemgenex is an independent contractor without authority to bind Vernalis by contract or otherwise and neither Chemgenex nor Chemgenex’s personnel are agents or employees of Vernalis by virtue of this Agreement.

7.2           Chemgenex acknowledges it has sole responsibility in relation to and shall indemnify Vernalis in respect of any and all payment, if any, of superannuation, workers’ compensation and taxes incidental to employment in respect of its own personnel. Chemgenex further acknowledges that neither it nor its personnel have, pursuant to this Agreement, any entitlement from Vernalis in relation to any form of employment or related benefit.

8.             CONFIDENTIALITY

8.1           Each Party (the receiving Party) undertakes and agrees to:

8.1.1        only use the Confidential Information which comes into its possession pursuant to this Agreement for the purposes envisaged under this Agreement and not to use the same for any other purpose whatsoever;

8.1.2        ensure that only those of its officers employees and consultants who are directly concerned with the carrying out of this Agreement have access to the Confidential Information on a strictly applied “need to know” basis; are informed of the secret and confidential nature of it and are bound by confidential obligations no less strict than those provided herein;

8.1.3        keep the Confidential Information secret and confidential and not directly or indirectly to disclose or permit to be disclosed, make available or permit to be made available the same to any third party for any reason without the prior written consent of the disclosing party;

Affiliates shall not be regarded as third parties so long as they are bound by confidentiality obligations which are not less strict than those set forth herein.

8.2           The disclosing Party shall clearly identify the Confidential Information as confidential except for the Results and Programme Intellectual Property which shall automatically be deemed to be identified as Confidential Information.

8.3           The obligations of confidence referred to in Clause 8.1 shall not extend to any Confidential Information which:

8.3.1        is or becomes generally available to the public otherwise than by reason of breach by the receiving Party of the provisions of this Clause;

8.3.2        is known to the receiving Party and is at its free disposal prior to its receipt from disclosing Party, or in the case of Results prior to creation of such Results, or was generated independently by the receiving Party or a third party in circumstances where it has not be derived directly or indirectly from the Confidential Information provided that evidence of such knowledge or independent generation is furnished by the receiving Party to the disclosing Party within thirty (30) days of receipt of that Confidential Information; or

8.3.3        is subsequently disclosed to the receiving Party without obligations of confidence by a third party owing no such obligations to the disclosing Party in respect of that Confidential Information;

8.3.4        is required by law to be disclosed (including as part of any regulatory submission or approval process) and then only when prompt written notice of this requirement has been given to the disclosing Party so that it may, if so advised, seek appropriate relief to prevent such disclosure provided always that in such circumstances such disclosure shall be only to the extent so required and shall be subject to prior consultation with the disclosing Party with a view to agreeing timing and content of such disclosure;

8.4           All Confidential Information of a Party shall remain the property of that Party.  In the event that a court or Competent Authority assumes partial or complete control over the assets of a receiving Party based on the insolvency or bankruptcy of that Party, the receiving Party shall;

8.4.1        promptly notify such court or Competent Authority;

(a)           that Confidential Information received from or otherwise belonging to the disclosing Party under this Agreement remains the property of the disclosing Party; and

(a)          of the confidentiality obligations under this Agreement; and

8.4.2        to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality and security of the disclosing Party’s Confidential Information and to ensure that the court or Competent Authority maintains that Confidential Information in confidence in accordance with this Agreement.

8.5           The obligations of the Parties under Clause 8.1 to 8.4 shall survive the expiration or termination of this Agreement for whatever reason for a period of ten (10) years.

8.6           Neither Party shall be permitted to publish the Results or the Programme Intellectual Property without the prior written consent of the other.

9.             INTELLECTUAL PROPERTY AND COMMERCIALIZATION

9.1           Chemgenex owns all Chemgenex IP, and licenses this to Vernalis for the term of this Agreement.

9.2           Vernalis owns all Vernalis IP, and may choose to license parts of this to Chemgenex for the term of this Agreement.

9.3           Subject to the provisions of Clause 9.4 only, the Parties will jointly own in equal undivided shares all Programme Intellectual Property and any modifications or improvements discovered or made to Programme Intellectual Property and neither Party shall have the right to themselves use or to licence to a third party the right to use the Programme Intellectual Property except for the Programme and Services or in the case of Vernalis to carry out internal research in the Field, or if executed, in accordance with the terms of the Licence and Collaboration Agreement, and neither Party shall during the period of this Agreement assign, transfer, mortgage, charge or otherwise dispose of or encumber Chemgenex IP, Vernalis IP or Programme Intellectual Property, except in accordance with the terms of this Agreement.

9.4           [*]

9.5           Chemgenex shall promptly disclose to Vernalis all Results and Programme Intellectual Property..  Each party may propose to the other Party that a filing for patent rights claiming an invention be made.  Provided that the Parties have agreed that such filing be made and have approved the content of such filing all costs and expenses associated with such patent rights incurred shall be shared equally between the Parties and the Party responsible for such filing shall provide the other Party with a quarterly invoice for fifty percent of the costs and expenses incurred by the responsible party during such quarter.  The Party responsible for the filing prosecution and maintenance of such patent rights shall provide copies of all material correspondence with the respective patent office to the other Party and shall use reasonable efforts to keep the other Party informed of the progress of such prosecution.  No filing for or patent rights shall be abandoned by the responsible party unless both Parties have agreed to such action after consultation with their respective patent counsel.  In the event the Parties fail to agree upon a filing for such patent right or the continued prosecution and maitantenance of a filed patent right, the party desiring to file, prosecute and/or maintain patent rights shall be permitted to make such filing or continue such prosecution at its own expense provided that in such event the invention or patent right in question shall cease to form part of Programme Intellectual Property and shall become owned by that Party.  The Party declining to contribute to the cost of such filing, prosecution or maintenance or to approve the content of such filing (as the case may be) shall do all such acts and things and shall execute all such deeds and documents as are necessary to vest such rights in the other Party.

9.6           In the event of an infringement of a patent right forming part of Programme Intellectual Property, the Parties shall decide the best way for the Parties to proceed.

10.           IMPLIED TERMS

10.1         Each Party represents and warrants to the other Party that it has the legal power authority and right to enter into this Agreement free from any conflicting right owed to a third party and to perform its obligations hereunder

10.2         Subject to Clause 10.1, any condition of warranty which would otherwise be implied in this Agreement is hereby excluded.

10.3         Where legislation implies in this Agreement any condition or warranty, and that legislation avoids or prohibits provisions in a contract excluding or modifying the application of or exercise of or liability under such condition or warranty, the condition or warranty shall be deemed to be included in this Agreement.  However, the liability of Chemgenex for any breach of such condition or warranty shall be limited, at the option of Chemgenex to the supply of services again or the payment of the cost of having such service supplied again.

10.4         Vernalis and Chemgenex shall not disclose any terms or conditions of this Agreement to any third party without the prior consent of the other party, except as required by applicable law, stock exchange requirements or local regulations or to a third party with whom Chemgenex or Vernalis has entered into or proposes to enter into a business relationship, provided that such third party shall enter into a confidentiality agreement with, or otherwise owe a duty or confidentiality to Vernalis or Chemgenex, as applicable.

10.5         Except as required by law, order or regulation of a governmental agency,stock exchange or a court of competent jurisdiction, no other announcement, public release or notice of any kind may be issued without the express written consent of both Parties, which consent shall not be unreasonably withheld, provided, however, the Parties shall prepare a joint press release announcing the transaction set forth in this Agreement, the content and nature of which is subject to prior written agreement between the Parties, to be issued promptly upon execution of this agreement.

11.           TERM AND TERMINATION

11.1         This Agreement shall commence on the Commencement Date and shall expire at the end of the Initial Term unless extended under the provisions of Clause 2 whereupon it will continue until the earliest of execution of the Licence and Collaboration Agreement or conclusion of a licence of Vernalis joint interest in Programme Intellectual Property pursuant to Clause 3.3.

11.2         If the Agreement expires at the end of the Initial Term, Vernalis shall not, for the avoidance of doubt, be required to make Payment # 2.

11.3         Without limiting the generality of any other clause in this Agreement, either Party (the ‘first Party’) may terminate this Agreement immediately by notice in writing if:

(a)           the other Party (the ‘second Party’) is in material breach of any term of this Agreement which in the case of a breach capable of remedy is not remedied within thirty (30) days of it being notified by of the breach the first Party;

(b)           the second Party becomes, threatens or resolves to become or is in jeopardy of becoming subject to any form of insolvency administration;

(c)           the second Party, being a partnership, dissolves, threatens or resolves to dissolve or is in jeopardy of dissolving;

11.4         Upon termination by Chemgenex under Clause 11.3, Chemgenex shall have the right to continue Programme and Vernalis hereby grants to Chemgenex an exclusive worldwide sub-licensable licence to use and explicit Vernalis’ interest in the Programme Intellectual Property subject to the Parties negotiation in good faith the consideration payable to Vernalis for the grant of such licence

11.5         Upon termination by Vernalis under Clause 11.3, Vernalis shall have the right to continue the Programme and Chemgenex hereby grants to Vernalis an exclusive worldwide sub-licensable licence to use and exploit the Chemgenex IP and Chemgenex’s interest in the Programme Intellectual Property.  The Parties shall negotiate in good faith the consideration payable to Chemgenex for the grant of such licences.

11.6         If the Agreement expires pursuant to Clause 11.2, the Parties agree that;

(a)           Vernalis shall deliver up any Chemgenex property in its possession, custody or control;

(b)           Chemgenex shall retain any moneys paid;

(c)           Chemgenex be regarded as discharged from any further obligations under this Agreement; and

11.7         Upon termination by either Party under Clause 11.3, the second Party (as defined in Clause 11.3) shall provide or deliver all such assistance, information, Documents or Materials necessary or desirable for effecting the licences set out in Clauses 11.4 and 11.5.

11.8         Termination of this Agreement for whatsoever reason shall not affect the accorded rights of the Parties arising in any way out of this agreement as at the date of termination and all provisions which expressly or by implication survive termination of this Agreement shall remain in full force and effect.

12.           FURTHER ASSURANCES

Each party must do all things and execute all further documents necessary to give full effect to this Agreement and refrain from doing anything that might hinder the performance of this Agreement.

13.           FORCE MAJEURE

13.1         Neither Party shall be liable for any delay or failure to perform its obligations pursuant to this Agreement if such delay is due to Force, Majeure.

13.2         If a delay or failure of a Party to perform its obligations is caused or anticipated due to Force Majeure, the performance of that Party’s obligations will be suspended.

13.3         If a delay or failure by a Party to perform its obligations due to Force Majeure exceeds sixty (60) days, either Party may immediately terminate the Agreement on providing notice in writing to the other Party.

13.4         If this Agreement is terminated pursuant to clause 13.3, Chemgenex shall refund moneys previously paid by Vernalis pursuant to this Agreement for goods or services not provided by Chemgenex to Vernalis.

14.           SUB-CONTRACTS

Chemgenex shall not subcontract the performance of any of its obligations other than to its existing collaboration partners (Deakin University, the International Diabetes Institute and the Southwest Foundation for Biomedical Research) without the prior written consent of Vernalis.  In relation to any authorised sub-contractor, Chemgenex shall ensure that the terms of its agreements with such subcontractors impose restrictions and obligations which are at least as restrictive as those contained in this Agreement (including without limitation obligations of confidence and non-use) and retain or reserve to Chemgenex all such rights as are necessary to fulfil its obligations to Vernalis hereunder, including without limitation ownership of Intellectual Property Rights.  Chemgenex further agrees that it shall be responsible for all acts and omissions of such sub-contractor as though they were part of Chemgenex.

15.           ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties and supersedes all prior representations, agreements, statements and understandings, whether verbal or in writing.

16.           PRECEDENCE

16.1         The documents comprising this Agreement shall be read in the following order of precedence:

(a)           the clauses of this Agreement;

(b)           the Schedules.

16.2         Where any conflict occurs between the provisions contained in two or more of the documents forming this Agreement, the document lower in the order of precedence shall where possible be read down to resolve such conflict.  If the conflict remains incapable of resolution by reading down, the conflicting provisions shall be severed from the document lower in the order of precedence without otherwise diminishing the enforceability of the remaining provisions of that document.

17.           ASSIGNMENT AND NOVATION

17.1         Neither Party shall without the prior written consent of the other assign the benefit and/or burden of this Agreement except that Vernalis may assign this Agreement to an Affiliate or to any successor in connection with any merger, consolidation or sale or disposal of all or substantially all of its assets and / or business, without the prior consent of Chemgenex.

18.           WAIVER

18.1         No right under this Agreement shall be deemed to be waived except by notice in writing signed by each Party.

18.2         A waiver made by either Party pursuant by clause 18.1 will not prejudice its rights in respect of any subsequent breach of the Agreement by the other Party.

18.3         Subject to clause 18.1, any failure by either Party to enforce any clause of this Agreement, or any forbearance, delay or indulgence granted by either Party will not be construed as a waiver of that Party’s rights under this Agreement.

19.           VARIATION

The provisions of this Agreement shall not be varied, except by agreement in writing signed by the Parties.

20.           SEVERABILITY

If any provision of this Agreement is held invalid, unenforceable or illegal for any reason, the Agreement shall remain otherwise in full force apart from such provisions which shall deemed deleted.

21.           SURVIVAL OF AGREEMENT

21.1         Subject to any provision to the contrary, this Agreement shall enure to the benefit of and be binding upon the Parties and their successors, trustees, permitted assigns or receivers but shall not enure to the benefit of any other persons.

21.2         The covenants, conditions and provisions of this Agreement which are capable of having effect after the expiration of the Agreement shall remain in full force and effect following the expiration of the Agreement.

22.           GOVERNING LAW

This Agreement will be governed by and construed according to the law of the jurisdiction specified in Schedule 1.  All disputes as set out in this Agreement shall be subject to the jurisdiction of the High Court in London, England.

23.           NOTICES

23.1         Notices under this Agreement may be delivered by hand, by mail or by facsimile to the addresses specified in Schedule 1.

23.2         Notice will be deemed given:

(a)           in the case of hand delivery, upon written acknowledgment of receipt by an officer or other duly authorised employee, agent or representative of the receiving Party;

(b)           in the case of posting, three days after despatch; or

(c)           in the case of facsimile, upon receipt of transmission if received on a business day or otherwise at the commencement of the first business day following transmission.

24.           EXECUTION

This Agreement may be executed in counterparts by the respective Parties, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement, provided that this Agreement shall be of no force and effect until the counterparts are exchanged.

25.           THIRD PARTY RIGHTS

No term of this Agreement shall be enforceable under the Contract (Rights of Third Parties) Act 1999 by a person not a party to this Agreement.

26.           INTERPRETATION

In this Agreement, unless the contrary intention appears:

(a)           the clause headings are for convenient reference only and have no effect in limiting or extending the language of the provisions to which they refer;

(b)           a cross reference to a clause number is a reference to its clauses;

(c)           words in the singular number include the plural and vice versa;

(d)           words importing a gender include any other gender;

(e)           a reference to a person includes a partnership and a body, whether corporate or otherwise;

(f)            a reference to a clause is a reference to a clause or subclause of this Agreement;

(g)           a reference to a clause is a reference to a subclause of the clause in which that reference is made;

(h)           where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(i)            a reference to a Schedule includes a reference to any part of that Schedule which is not physically annexed to this Agreement but which is incorporated by reference;

(j)            the recitals to this Agreement do not form part of the Agreement;

(k)           monetary references are references to Australian currency; and

(l)            ‘includes’ is not a term of limitation.

SCHEDULE 1

Contract details

Commencement Date:	1 September 2004

Governing Law:	The law of England and the jurisdiction of the English Courts.

Notices:	Chemgenex
Dr Greg Collier CEO and Managing Director PO Box 1069, Grovedale, Victoria 3216, AUSTRALIA Fax: +61 3 5227 1322

Vernalis Dr. Mike Wood Director of Research Vernalis Oakdene Court, 613 Reading Road, Winnersh, RG41 5UA, UK Fax: +44 (0)118 989 9300

SCHEDULE 2

Programme & Services

The following research plan for the Initial Term and the Extended Term is proposed, but it is the clear understanding of the Parties that the programme is dynamic and may be redirected by the Research Committee to maximise the value of the programme.

[*]

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